Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-229163 and 333-248479) pertaining to the Employees' Savings Plan of CollPlant Biotechnologies Ltd., and to the incorporation by reference in the Registration Statement (Form F-3 No. 333-228054 and 333-238731) of CollPlant Biotechnologies Ltd., and related prospectus of our report dated March 24, 2022, with respect to the consolidated financial statements of CollPlant Biotechnologies Ltd. included in this Annual Report (Form 20-F) for the year ended December 31, 2021.

/s/ Kost Forer Gabbay & Kaiserer

Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Tel Aviv, Israel
March 24, 2022